Exhibit 99.1

For Immediate Release
PRESS RELEASE

Contact:	Craig Tooman
EVP, Finance and Chief Financial Officer
908-541-8777

ENZON TO PURCHASE A PORTION OF ITS OUTSTANDING DEBT
     BRIDGEWATER, NJ – December 3, 2008 – Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) announced today that its Board of Directors has authorized a “Modified Dutch Auction” tender offer to purchase a portion of its 4% Convertible Senior Notes due 2013. The Company will utilize $100 million of its current cash for the tender. Currently, there is $270.5 million of notes outstanding. The tender offer is expected to commence in the near future.
     Under the “Modified Dutch Auction” procedure, Enzon would offer to purchase a portion of the outstanding principal amount at a price currently expected to be not greater than $750 or less than $700 per $1,000 principal amount, plus accrued and unpaid interest. A “Modified Dutch Auction” tender offer allows holders of Notes to indicate the principal amount of Notes that such holders desire to tender and the price within the specified price range at which they wish to tender such Notes.
     This announcement is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any Notes. The Company will announce further information on the details of the tender offer in the near future. The tender offer will be made solely by and subject to the terms and conditions set forth in a Schedule TO (including the Offer to Purchase and related Letter of Transmittal) that will be filed by Enzon with the Securities and Exchange Commission (“SEC”). The Schedule TO will contain important information, including complete instructions on how to tender Notes, and should be read carefully and in their entirety before any decision is made with respect to the Offer. The Offer to Purchase, and Letter of Transmittal will be delivered to all holders of Notes. Once the Schedule TO and Offer documents are filed with the SEC, they will be available free of charge on the SEC’s website at www.sec.gov.
About Enzon
Enzon Pharmaceuticals, Inc. is a biopharmaceutical company dedicated to the development, manufacturing, and commercialization of important medicines for patients with cancer and other life-threatening conditions. Enzon has a portfolio of four marketed products, Oncaspar®, DepoCyt®, Abelcet® and Adagen®. The Company’s drug development programs utilize several cutting-edge approaches, including its industry-leading PEGylation technology platform used to create product candidates with benefits such as reduced dosing frequency and less toxicity. Enzon’s PEGylation technology was used to develop two of its products, Oncaspar and Adagen, and has created a royalty revenue stream from licensing partnerships for other products developed using the technology. Enzon also engages in contract manufacturing for several pharmaceutical companies to broaden the

Company’s revenue base. Further information about Enzon and this press release can be found on the Company’s web site at www.enzon.com.
Forward Looking Statements
There are forward-looking statements contained herein, which can be identified by the use of forward-looking terminology such as the words “believes,” “expects,” “may,” “will,” “should,” “potential,” “anticipates,” “plans,” or “intends” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments indicated in such forward-looking statements. Such factors include, but are not limited to the timing, success and cost of clinical studies; the ability to obtain regulatory approval of products, market acceptance of, and continuing demand for, Enzon’s products and the impact of competitive products and pricing. A more detailed discussion of these and other factors that could affect results is contained in our filings with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K for the period ended December 31, 2007. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

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